Exhibit 15.1
June 28, 2010
To the Board of Directors and Stockholders of
Delta Air Lines, Inc.
We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Delta Air Lines, Inc. for the registration of Pass Through Certificates of our report dated April 22, 2010 relating to the unaudited condensed consolidated interim financial statements of Delta Air Lines, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2010.

/s/ Ernst & Young LLP